Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to the Funko, Inc. 2017 Incentive Award Plan of our report dated April 28, 2017 with respect to the balance sheet of Funko, Inc. included in its Registration Statement (Form S-1 No. 333-220856) and related Prospectus filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Seattle, Washington

November 7, 2017